Exhibit 10.15
RED ROCK LAND DEVELOPMENT, LLC.
July 23, 2008

REVISED:	August 5, 2008
September 9, 2008
September 25, 2008
Mr. Mark Alsentzer
Pure Earth, Inc.
One Neshaminy Interplex
Suite 201
Trevose, Pa. 19053
Re: Pure Earth Materials (NJ), Inc.
1000 Page Avenue
Lyndhurst, New Jersey
Memorandum of Understanding
Lease Amendment
Dear Mark:
This Memorandum of Understanding shall serve as the basis for amending the current lease in effect for the property and facility known as 1000 Page Avenue, Lyndhurst, New Jersey by and between Pure Earth Materials (NJ), Inc and Red Rock Land Development, LLC. The below listed points were discussed at a meeting held on July 22, 2008 in the offices of Red Rock Land Development, LLC with Mr. Mark Alsentzer, Mr. Joe Kotrosits, Mr. Nick Paniccia, Mr. Frank Weidner and Mr. Marshall Goldstein and as amended on August 05, 2008 and 09 September 2008 due to certain unforeseeable circumstances arising shortly after the meeting of July 22, 2008.
The following points were discussed and agreed to by the principals of each organization in attendance. Once both parties, indicating approval, execute the Memorandum of Understanding, the current Lease Agreement shall be so amended to reflect the agreed to items.
ZONING: It shall be verified by both parties that current Zoning Certifications and Approvals from governmental authorities having jurisdiction continue in effect with the contemplated modifications to the crushing operation. Any and all approvals required by either the New Jersey Meadowlands Commission or the Township of Lyndhurst shall be the responsibility of Pure Earth Materials (NJ), Inc to obtain. Redrock Land Development shall assist Pure Earth Materials, Inc. in an expeditious manner when requested to do so by Pure Earth Materials, Inc. in obtaining any zoning approvals, permits, etc. that may be currently required. This paragraph is intended to address only zoning codes currently in effect and should not apply to any major infrastructure improvements that would be required by a change to the zoning codes.

RED ROCK LAND DEVELOPMENT, LLC.

PREMISES:	+/- 3 acres referred to as the “Back Lot”, as further identified on Exhibit SP-1.

Area known as the Class “B” recycling facility, as further identified on Exhibit SP-2.

Second floor office area as delineated on the attached plan, referred to as Exhibit F-1.
RENT: Twenty Five Thousand Dollars per month (Three Hundred Thousand Dollars on an annual basis) plus CAM Charges, pro-rata utility charges for the office space (yard utilities are the responsibility of PEMI), trash removal costs and pro-rata share of Real Estate taxes and any governmental assessments that may be imposed, for all designated land and building space as indicated on the attached plan. In addition Rent for the land referred to as the “Back Lot” shall be Four thousand Dollars per month plus any escalations that Red Rock Land Development, LLC may receive from the property owner. Upon execution of this Memorandum of Understanding, the Lessee shall immediately forward a check for one and one half’s months rent as security deposit to the Lessor. The amount is Thirty Seven Thousand, five Hundred Dollars and No Cents.
LEASE TERM: Two years with five — two year options.
EFFECTIVE DATE: Date that PEMI’s new Grand Rapids crusher is set up and available for operation, but in no event later than October 01, 2008.
MISCELLANEOUS: Red Rock Land Development shall put forth its best efforts to maintain the lease on the “Back Lot” with ACA Realty. In the event that Red Rock Land Development LLC is not able to maintain the lease in effect with ACA Realty, RRLD will not interfere with PEMI leasing the parcel directly from the property owner. In addition Red Rock Land Development will assist PEMI with negotiations with ACA Realty in PEMI’s pursuit of a direct lease agreement.
In addition the actual truck scale and scale house are not to be considered leasehold improvements for the purposes of this lease agreement. The Lessee shall, upon the termination of this lease remove all the improvements associated with the truck scale facility.
OUTSTANDING RENT ISSUES: Agreed that the $66,000.00 currently being held as security shall be accepted as rent and additional rent as defined by the lease for the period from June 01, 2008 to the date the amended lease becomes effective, however in no event shall that date be any later than September 15, 2008.
Miscellaneous invoices for when Red Rock Land Development LLC furnished labor, etc to PEMI shall be paid immediately.

RED ROCK LAND DEVELOPMENT, LLC.
Within fifteen business days of execution of this Memorandum of Understanding the amended lease shall be executed by both parties.
Immediately upon execution of this Memorandum of Understanding Pure Earth Materials (NJ), Inc. shall begin the process of terminating the lawsuit that was initiated by Pure Earth Materials (NJ), Inc. against Red Rock Land Development, LLC. And within five business days shall furnish evidence that such required documents to accomplish this have been filed with the court.
Mark, should the above be in accordance with your understanding of our verbal agreement please sign below in the space provided indicating your approval and acceptance of the proposed revised terms and send the letter back for Frank’s signature. We shall then send back a fully executed Memorandum of Understanding for your files and commence the preparation of the lease amendment.
Please call to discuss any discrepancies or errors.
Thank you for your good faith negotiations and we look forward to a long mutually rewarding association of both of our companies.
Very truly yours;
Red Rock Land Development
/s/ Marshall Goldstein
Marshall Goldstein

cc:	Jack Traina Joe Kotrosits Nick Paniccia Frank Weidner

RED ROCK LAND DEVELOPMENT, LLC.
Memorandum of Understanding Signature Page

Accepted and Approved	Accepted and Approved

Pure Earth Materials (NJ), Inc	Red Rock Land Development

/s/ Joseph Kotrosits	/s/ Frank Weidner

Joseph Kotrosits	Mr. Frank Weidner